Exhibit 99.1

Alimera Sciences Welcomes Ophthalmic Strategic Consultant

Erin Parsons to Its Board of Directors

ATLANTA  (December 1, 2021) –  Alimera Sciences, Inc. (Nasdaq: ALIM) (“Alimera”), a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer,  today announces the addition of Erin Parsons to its Board of Directors. Ms. Parsons has more than 20 years of experience working in the ophthalmic industry overseeing scientific strategy, medical communications, advocacy development, and peer-to-peer educational programs, much of this in the retina space.

“Erin’s extensive ophthalmic expertise and retina background will bring additional perspectives to our strategic initiatives to increase ILUVIEN advocacy and our engagement with the physician community as we strive to make Alimera the place to be in retina,” said Rick Eiswirth, Alimera’s President and Chief Executive Officer.  “We look forward to benefitting from her professional relationships, deep industry knowledge, and significant clinical understanding.”

“I am excited to join Alimera’s Board of Directors and contribute to a company and a brand that provide innovative long-term solutions to retinal physicians and their patients. I look forward to working closely with Alimera to ensure the benefits of ILUVIEN are well-understood and it is positioned to be a foundational treatment for retinal disease,” added Ms. Parsons.

Erin Parsons is a respected and highly sought-after ophthalmic industry veteran based in Boston, MA. She has wide-ranging experience in several therapeutic areas in eyecare including nearly every major disease state of the eye. Over a decade ago, she founded the eyecare-only medical strategy and communications company, Parsons Medical Communications (PMC). She was involved in the launch of LUCENTIS® (Roche/Genentech) and has experience with other retina products and programs including pegcetacoplan, an investigational therapy for geographic atrophy (Apellis);  OTT166, an investigational topical integrin inhibitor for diabetic retinopathy (OcuTerra); Encapsulated Cell Therapy for retina disease (Neurotech); ForeseeHome® monitoring device (Notal Vision); antisense oligonucleotide gene therapy (Wave Therapeutics);  and BEOVU® and TRIESENCE® for retinal disease (Novartis).

As a trusted collaborator with executives at top ophthalmic companies, Ms. Parsons consistently brings actionable development plans and commercial insights to stakeholders inside and outside of the eyecare community. She is also involved with various associations in the eyecare space including Ophthalmic World Leaders (OWL), the Ophthalmology Innovation Summit (where she led a Masterclass on KOL Advocacy), and The Holland Foundation for Sight Restoration.

Ms. Parsons received a BS in Biology from Wake Forest University.

About Alimera Sciences, Inc.

Alimera Sciences a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer. For more information, please visit www.alimerasciences.com.

For press inquiries:For investor inquiries:

Jules AbrahamScott Gordon

for Alimera Sciences for Alimera Sciences

917-885-7378scottg@coreir.com

julesa@coreir.com

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